THE SPAIN FUND, INC.						Exhibit 77C
811-5189

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The Annual Meeting of Shareholders of The Spain Fund, Inc. was held on September 14, 2001.
A description of each proposal and number of shares voted at the meeting are as follows:


1. To Elect Directors:	         Shares Voted For	Withheld Authority
   Class Three Directors
   (term expires 2004)

Dave H. Williams		 5,201,397.144		155,906.947
Inmaculada de Habsburgo-Lorena	 5,210,353.259		147,950.832
Francisco Gomez Roldan		 5,166,016.692		192,287.399
Juan Manuel Sainz de Vicuna	 5,197,288.845		161,015.246

    Class One Director
    (term expires 2002)

Luis J. Bastida	   		 5,189,650.335		168,653.756



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